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                            CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                      RAMEX SYNFUELS INTERNATIONAL, INC.

      Ramex Synfuels International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, by its undersigned officers, does hereby certify:

      FIRST: That the Board of Directors and Stockholders of Ramex Synfuels International, Inc., (the "Corporation"), pursuant to Sections 78.385 and 78.390 of the General Corporation Law of the State of Nevada, approved the amendment of
Article I of the Articles of Incorporation of the Corporation, whereby:

            The name of the Corporation was changed to Sportsend, Inc.

      SECOND: That the Board of Directors and Stockholders of the Corporation approved the amendment of Article IV of the Articles of Incorporation of the Corporation, whereby:

            The aggregate number of shares issued and outstanding was reduced on a one (1) share for thirty (30) share basis in a reverse split and the corporation remained authorized to issue One Hundred Twenty-five million (125,000,000) capital shares. Each share shall have equal voting rights in the event of dissolution or liquidation.

      THIRD: That said amendments were duly adopted by the affirmative vote of the holders of 17,116,338 shares of the corporation's common stock in person and by proxy representing a majority of all shares of common stock of the corporation at a special meeting of the shareholders of the corporation pursuant to Section 78.390 of the General Corporation Law of the State of Nevada, and that no greater proportion of the voting power of the corporation was required to approve such amendments.



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      IN WITNESS WHEREOF, RAMEX SYNFUELS INTERNATIONAL, INC. has caused this certificate to be signed by the President and Secretary this 13th day of March, 2001.

                                          Respectfully Submitted,

                                           /S/ Phillip R. Wasserman
                                          ------------------------------------
                                          Phillip R. Wasserman, Secretary

 /S/ Phillip R. Wasserman
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Phillip R. Wasserman, President


STATE OF FLORIDA

COUNTY OF
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      The foregoing instrument was acknowledged before me this 13th day of
March, 2001, by Phillip R. Wasserman as President and Secretary of Ramex Synfuels International, Inc., a Nevada corporation, on behalf of the corporation. He is personally known to me or has produced
______________________ as identification.


                                     /S/
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                                    Signature of person taking acknowledgment

                                    Print Name:
                                               -------------------------------

                                    Title:
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